Exhibit 99.1

For Immediate Release

Investor/Media Contact:  Dave Prichard

                               608-278-6141

Spectrum Brands Holdings Reports Fiscal 2015 Third Quarter Results

10.5% reported sales growth and reported EPS of $0.79, including acquisition and refinancing costs of $75.6 million

3.7% organic sales growth and adjusted EPS of $1.42

Reaffirms outlook for 6th consecutive year of record performance

Closes Armored AutoGroup acquisition

Middleton, WI, August 5, 2015 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company offering an expanding portfolio of leading brands providing superior value to consumers and customers every day, today reported fiscal 2015 third quarter results for the period ended June 28, 2015, and reiterated its outlook for a sixth consecutive year of record financial performance.

During the third quarter of fiscal 2015, Spectrum Brands completed the accretive acquisition of Armored AutoGroup Parent Inc. (Armored AutoGroup).  The Company also strengthened its balance sheet and improved liquidity through significant capital structure activity.

Fiscal 2015 Third Quarter Financial Highlights:

•

Net sales of $1.25 billion in the third quarter of fiscal 2015 increased 10.5 percent compared to $1.13 billion last year.  Excluding the negative impact of $63.6 million of foreign exchange, as well as acquisition sales of $140.4 million, organic sales increased 3.7 percent from the prior year.

•	Net income of $44.9 million and diluted earnings per share of $0.79 in the third quarter of fiscal 2015 compared to net income of $78.0 million and diluted earnings per share of $1.47 in fiscal 2014.
•

Adjusted diluted earnings per share, a non-GAAP measure, of $1.42 in the third quarter of fiscal 2015 increased 9.2 percent from $1.30 last year predominantly due to the impact of improved mix and acquisitions.  See Table 4 for a reconciliation to GAAP earnings per share.

•

Adjusted EBITDA, a non-GAAP measure, of $236.2 million in the third quarter of fiscal 2015 increased 16.8 percent compared to $202.3 in fiscal 2014. See Table 5 for a reconciliation to GAAP net income.

•

Adjusted EBITDA margin, a non-GAAP measure, in the third quarter of fiscal 2015 of 18.9 percent increased from 17.9 percent in the year-ago quarter primarily due to improved mix, operating expense leverage and acquisitions.  See Table 5 for a reconciliation to GAAP net income.

“Our third quarter was highlighted by record Home and Garden performance, strong personal care and small appliances results, and strong European volume growth,” said Andreas Rouvé, Chief Executive Officer of Spectrum Brands Holdings.  “Excluding foreign exchange headwinds, adjusted EBITDA grew significantly faster than organic sales.

“We exited several unprofitable geographic product categories in the Hardware and Home Improvement division, reduced promotional program participation in the Global Batteries & Appliances division, delivered strong cost improvement savings and leveraged expenses across the business while overcoming continued negative foreign exchange impacts,” Mr. Rouvé said.  “New product launches continued at a healthy rate and contributed nicely to the quarter.  We continued our focus on our ‘more, more, more’ organic growth strategy to enter more countries, serve more channels, and launch more categories by leveraging our strong retailer relationships.

“We want to fully leverage the capabilities of each of our global divisions by taking advantage of our strong regional sales presence to ensure Spectrum Brands is the preferred partner of our retail customers,” Mr. Rouvé said.

“Regarding acquisitions, the integrations of Salix Animal Health and the European IAMS and Eukanuba pet food business are complete, only six months after their acquisition,” Mr. Rouvé said. “We are off to a smooth and fast start on the integration of our new Global Auto Care division, and are building plans to accelerate its international revenue growth.”

Fiscal 2015 Third Quarter Consolidated Financial Results

Net sales of $1.25 billion in the third quarter of fiscal 2015 increased 10.5 percent compared to $1.13 billion in fiscal 2014.  Excluding the negative impact of $63.6 million of foreign exchange, as well as acquisition sales of $140.4 million, organic sales increased 3.7 percent.

Gross profit and gross profit margin in the third quarter of fiscal 2015 were $458.0 million and 36.7 percent, respectively, compared to $417.0 million and 37.0 percent, respectively, last year.  The gross profit margin percentage decrease was primarily due to the negative impact of foreign exchange.

Operating expenses of $322.3 million in the third quarter of fiscal 2015 compared to $268.3 million in the prior year. The increase was predominantly due to higher acquisition, integration and restructuring charges primarily related to acquisitions.

The Company reported GAAP net income of $44.9 million, or $0.79 diluted income per share, in the third quarter of fiscal 2015 on average diluted shares and common stock equivalents outstanding of 56.5 million.  In fiscal 2014, the Company reported GAAP net income of $78.0 million, or $1.47 diluted income per share, on average diluted shares and common stock equivalents outstanding of 53.0 million.  Adjusted for certain items in both fiscal years, which are presented in Table 4 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share, a non-GAAP measure, of $1.42 in fiscal 2015, an increase of 9.2 percent compared to $1.30 in fiscal 2014.  The improvement was predominantly due to the impact of acquisitions and improved mix, partially offset by the negative impact of foreign exchange.

Adjusted EBITDA, a non-GAAP measure, of $236.2 million in the third quarter of fiscal 2015 increased 16.8 percent compared to $202.3 million in fiscal 2014.  The Global Pet Supplies, Home and Garden, HHI, small appliances, and personal care businesses reported increased adjusted EBITDA quarter-over-quarter.  Reported adjusted EBITDA margin of 18.9 percent increased from 17.9 percent last year primarily due to improved mix, operating expense leverage and acquisitions.  Adjusted EBITDA is a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends.  See Table 5 for a reconciliation to GAAP net income.

Fiscal 2015 Nine Months Consolidated Financial Results

Net sales of $3.38 billion for the nine months of fiscal 2015 increased 4.0 percent compared to $3.25 billion for the same period in fiscal 2014.  Excluding the negative impact of $156.1 million of foreign exchange, as well as acquisition sales of $222.1 million, net sales in the nine months of fiscal 2015 increased 2.0 percent from the prior year.

The Company reported GAAP net income of $122.5 million, or $2.26 diluted income per share, in the nine months of fiscal 2015 on average shares and common stock equivalents outstanding of 54.3 million. For the nine months of fiscal 2014, the Company reported GAAP net income of $166.2 million, or $3.14 diluted income per share, on average shares and common stock equivalents outstanding of 52.9 million. Adjusted for certain items in both years, which are presented in Table 4 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share, a non-GAAP measure, of $3.20 for the nine months of fiscal 2015 compared to $3.11 last year.

Fiscal 2015 nine months adjusted EBITDA of $571.2 million compared to adjusted EBITDA of $537.5 million for the nine months of fiscal 2014.  Reported adjusted EBITDA margin of 16.9 percent for the nine months of fiscal 2015 compared to 16.5 percent in fiscal 2014.

Fiscal 2015 Third Quarter Segment Level Data

Global Batteries & Appliances

The Global Batteries & Appliances segment reported fiscal 2015 third quarter net sales of $459.0 million versus $494.8 million in the year-ago quarter. Excluding the negative impact of $50.4 million of foreign exchange, fiscal 2015 third quarter net sales increased 3.0 percent. On a constant currency basis, higher net sales for the personal care and small appliances product categories more than offset lower battery revenues.

Global battery net sales of $178.3 million in the third quarter of fiscal 2015 compared to $213.3 million in the third quarter of fiscal 2014.  Excluding negative foreign exchange impacts of $23.8 million, fiscal 2015 third quarter net sales decreased 5.3 percent. North American battery net sales decreased primarily due to reduced promotional activity.  In Europe, VARTA® battery net sales growth on a constant currency basis was attributable to new retail customers, market share gains and promotions. Latin American battery revenues were unchanged on a constant currency basis.

Net sales for the global personal care product category of $119.4 million in the third quarter of fiscal 2015 compared to $117.6 million last year.  Excluding negative foreign exchange impacts of $13.5 million, fiscal 2015 third quarter net sales increased 13.0 percent.  The improvement was driven primarily by new products, distribution gains and new retail customers in the shaving and grooming and hair care categories in North America and in Europe and Latin America on a constant currency basis.

Net sales of $161.3 million in the global small appliances product category in the third quarter of fiscal 2015 compared to $163.9 million in the year-ago quarter.  Excluding negative foreign exchange impacts of $13.1 million, fiscal 2015 third quarter net sales increased 6.4 percent. The improvement was driven by strong North American sales increases and double-digit growth on a constant currency basis in Europe from new retail customers, new products and promotions.

Global Batteries & Appliances reported segment net income, as adjusted, of $40.6 million versus $44.4 million in the prior year.  Reported adjusted EBITDA of $60.1 million in the third quarter of fiscal 2015 compared to $67.0 million in the year-ago quarter.  Excluding negative foreign exchange impacts, adjusted EBITDA in the third quarter of fiscal 2015 grew double-digits. See Table 5 for a reconciliation to GAAP net income.

Hardware & Home Improvement

Hardware & Home Improvement (HHI) segment net sales of $313.5 million in the third quarter of fiscal 2015 increased 2.2 percent compared to $306.9 million in the prior year’s quarter. The increase was driven by growth in U.S. residential security and plumbing categories, along with sales of $9.9 million from the Tell acquisition. The planned exit of unprofitable businesses and expiration of a customer tolling agreement adversely impacted sales growth by 2.5 percent.  Excluding the negative impact of foreign exchange of $4.9 million, net sales increased 3.8 percent in the third quarter of fiscal 2015.

The segment reported net income, as adjusted, of $44.6 million in the third quarter of fiscal 2015 compared to $48.3 million in the prior year’s third quarter.  Adjusted EBITDA of $62.6 million, a record quarterly level, increased 4.7 percent versus $59.8 million last year.  Reported adjusted EBITDA margin improved 50 basis points to 20.0 percent. See Table 5 for a reconciliation to GAAP net income.

Global Pet Supplies

The Global Pet Supplies segment reported net sales of $208.3 million in the third quarter of fiscal 2015 compared to $152.2 million last year.  The increase was due to acquisition-related revenues of $66.2 million. Excluding the negative impact of foreign exchange of $8.3 million, as well as the acquisition revenues, fiscal 2015 third quarter net sales were $150.4 million. The slight decrease was due in part to the exit of low-margin aquatics promotions in North America.

Segment net income, as adjusted, was $20.2 million in the third quarter of fiscal 2015 versus $22.3 million in the third quarter of fiscal 2014.  Third quarter adjusted EBITDA of $38.4 million increased 25.1 percent from $30.7 million in fiscal 2014 primarily due to acquisitions. Reported adjusted EBITDA margin decreased 180 basis points to 18.4%.  See Table 5 for a reconciliation to GAAP net income.

Home and Garden

The Home and Garden segment reported record third quarter results with net sales of $202.3 million increasing 15.9 percent compared to $174.6 million last year.  Sales improvements in the lawn and garden controls, repellents, and household insect control categories were attributable to retail distribution gains and strong POS which drove replenishment orders.

Segment third quarter net income, as adjusted, was $59.9 million versus $47.8 million in the prior year’s quarter.  Record third quarter adjusted EBITDA of $62.4 million increased 20.9 percent versus $51.6 million a year ago. The adjusted EBITDA margin of 30.8 percent grew 120 basis points from 29.6 percent last year. See Table 5 for a reconciliation to GAAP net income.

Global Auto Care

Global Auto Care (GAC) is the Company’s newest reporting segment as of its acquisition on May 21, 2015.  GAC reported net sales of $64.4 million, adjusted net income of $12.2 million and adjusted EBITDA of $19.2 million from May 21 through June 28, 2015.  Retailer distribution gains in the U.S. and new Armor All® and STP® product introductions drove the solid performance in the period while weather impacted the timing of A/C PRO® shipments.  Reported adjusted EBITDA margin was 29.8 percent.  See Table 5 for a reconciliation to GAAP net income.

Liquidity and Debt

Spectrum Brands completed the third quarter of fiscal 2015 with a strong liquidity position, including a cash balance of approximately $107 million and over $400 million available on the new $500 million Cash Flow Revolver.  During the quarter, Spectrum Brands used proceeds from the issuance of equity, senior unsecured notes, term debt and cash flow revolver to acquire Armored AutoGroup and refinance portions of its capital structure including certain unsecured notes, term debt and its ABL revolver, improving rate, tenor and liquidity. As of the end of the third quarter, the Company had approximately $4,346 million of debt outstanding.

Fiscal 2015 Outlook

Spectrum Brands reiterated expectations for fiscal 2015 net sales, as reported, to increase in the mid-single digit range compared to fiscal 2014, including the positive impact of the acquisitions of Tell Manufacturing on October 1, 2014, the European pet food business on December 31, 2014, Salix Animal Health on January 16, 2015 and Armored AutoGroup on May 21, 2015, along with an anticipated negative impact from foreign exchange of approximately 500 to 600 basis points based on current spot rates.

Fiscal 2015 free cash flow is projected to be up to $440 million compared to $359 million in fiscal 2014.  See Table 6 for a reconciliation to GAAP Cash Flow from Operating Activities. Capital expenditures, which were $73 million in fiscal 2014, are expected to be in the range of $75 million to $85 million.  These incremental investments are expected to increase both the Company’s margin structure and accelerate its organic sales growth rate in future years.

Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, August 5.  To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903. The conference ID number is 78310192.  A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through Thursday, August 20.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister™, Remington®, George Foreman®, Black + Decker®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS®, Eukanuba®, Healthy-Hide®, Digest-eeze™, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C PRO®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 160 countries. Spectrum Brands Holdings generated net sales of approximately $4.43 billion in fiscal 2014. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of currency exchange rate fluctuations may provide additional meaningful information about underlying business trends.  In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).  See attached Table 4, “Reconciliation of GAAP Diluted Income Per Share to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings per share on a GAAP basis to adjusted diluted earnings per share, and see attached Table 5, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months and nine months ended June 28, 2015 versus the three months and nine months ended June 28, 2014.  See attached Table 6, “Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow,” for a reconciliation of Forecasted Net Cash provided from Operating Activities to Forecasted Free Cash Flow for the twelve months ending September 30, 2015.  Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  In addition, the Company’s management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.  Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2015 (including its ability to increase its net sales and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate and realize synergies from our recent acquisitions and any possible future acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and SB/RH Holdings, LLC, including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

Table 1

SPECTRUM BRANDS HOLDINGS, INC.

Condensed Consolidated Statements of Operations

For the three and nine month periods ended June 28, 2015 and June 29, 2014

(Unaudited)

($ in millions, except per share amounts)

	THREE MONTHS			NINE MONTHS

	F2015	F2014	INC %	F2015	F2014	INC %
Net sales	$1,247.5	$1,128.5	10.5%	$3,382.3	$3,250.8	4.0%
Cost of goods sold	789.5	710.9		2,179.0	2,089.6
Restructuring and related charges	—	0.6		0.4	3.3
Gross profit	458.0	417.0	9.8%	1,202.9	1,157.9	3.9%

Selling	184.8	171.8		517.7	501.8
General and administrative	89.9	78.5		242.5	227.4
Research and development	12.9	12.2		36.9	35.2
Acquisition and integration related charges	24.2	2.7		44.2	14.5
Restructuring and related charges	10.5	3.1		21.9	12.7
Total operating expenses	322.3	268.3		863.2	791.6
Operating income	135.7	148.7		339.7	366.3
Interest expense	112.9	47.3		206.5	151.7
Other expense, net	1.7	2.8		5.6	4.4
Income from operations before income taxes	21.1	98.6		127.6	210.2
Income tax expense (benefit)	(23.8)	20.6		4.8	43.8
Net income	44.9	78.0		122.8	166.4
Less: Net income attributable to non-controlling interest	—	—		0.3	0.2
Net income attributable to controlling interest	$44.9	$78.0		$122.5	$166.2
Average shares outstanding (a)	56.5	52.7		54.2	52.6

Basic income per share attributable to controlling interest	$0.79	$1.48		$2.26	$3.16

Average shares and common stock equivalents outstanding (a)	56.5	53.0		54.3	52.9

Diluted income per share attributable to controlling interest	$0.79	$1.47		$2.26	$3.14

Cash dividends declared per common share	$0.33	$0.30		$0.96	$0.85

(a)	Per share figures calculated prior to rounding.

Table 2

SPECTRUM BRANDS HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows

For the nine month periods ended June 28, 2015 and June 29, 2014

(Unaudited)

($ in millions)

	NINE MONTHS ENDED
	2015	2014
Cash flows from operating activities:
Net income	$122.8	$166.4
Adjustments to reconcile net income to net cash used by operating activities, net of effects of acquisitions:
Depreciation	58.7	56.4
Amortization of intangibles	64.0	61.2
Amortization of unearned restricted stock compensation	36.3	27.5
Amortization of debt issuance costs	7.7	8.2
Non-cash increase to cost of goods sold due to acquisitions inventory step up	7.7	—
Write off unamortized discount on retired debt	1.7	2.8
Write off of debt issuance costs	11.2	6.4
Other non-cash adjustments	16.4	4.0
Net changes in operating assets and liabilities	(485.7)	(382.1)
Net cash used by operating activities	(159.2)	(49.2)
Cash flows from investing activities:
Purchases of property, plant and equipment	(49.5)	(50.9)
Acquisition of Tell Manufacturing, net of cash acquired	(29.2)	—
Acquisition of European IAMS and Eukanuba, net of cash acquired	(115.7)	—
Acquisition of Salix Animal Health, net of cash acquired	(147.8)	—
Acquisition of Armored AutoGroup, net of cash acquired	(900.5)	—
Acquisition of Liquid Fence, net of cash acquired	—	(25.3)
Proceeds from sales of property, plant and equipment	1.3	9.1
Other investing activities	(0.9)	(0.3)
Net cash used by investing activities	(1,242.3)	(67.4)
Cash flows from financing activities:
Proceeds from issuance of Term Loan, net of discount	1,444.9	523.7
Proceeds from issuance of 6.125% Notes	250.0	—
Proceeds from issuance of 5.75% Notes	1,000.0	—
Proceeds from Euro Term Loan	340.2	—
Proceeds from CAD Term Loan	60.9	—
Payment of debt instruments, excluding ABL revolving credit facility	(2,275.2)	(567.5)
Debt issuance costs	(37.3)	(5.4)
Other debt financing, net	(5.4)	9.4
Revolving credit facility, net	47.5	110.0
Cash dividends paid	(51.0)	(44.8)
Treasury stock purchases	(8.4)	(4.5)
Net proceeds from issuance of common stock	562.8	—
Share based tax withholding payments, net of proceeds upon vesting	(1.9)	(26.5)
Net cash provided (used) by financing activities	1,327.1	(5.6)
Effect of exchange rate changes on cash and cash equivalents	(13.0)	—
Net decrease in cash and cash equivalents	(87.4)	(122.2)
Cash and cash equivalents, beginning of period	194.6	207.3
Cash and cash equivalents, end of period	$107.2	$85.1

Table 3

SPECTRUM BRANDS HOLDINGS, INC.

Supplemental Financial Data

As of and for the three and nine month periods ended June 28, 2015 and June 29, 2014

(Unaudited)

($ in millions)

Supplemental Financial Data	F2015	F2014
Cash and cash equivalents	$107.2	$85.1
Trade receivables, net	$619.8	$523.6
Days Sales Outstanding (a)	44.1	42.0
Inventory	$903.7	$734.8
Inventory Turnover (b)	3.9	4.0
Total debt	$4,345.7	$3,336.6

	THREE MONTHS		NINE MONTHS

Supplemental Cash Flow Data	F2015	F2014	F2015	F2014
Depreciation and amortization, excluding amortization of debt issuance costs	$60.7	$50.0	$159.0	$145.1
Capital expenditures	$19.6	$14.1	$49.5	$50.9

	THREE MONTHS		NINE MONTHS

Supplemental Segment Sales & Profitability	F2015	F2014	F2015	F2014
Net Sales
Global Batteries & Appliances	$459.0	$494.8	$1,539.3	$1,635.0
Hardware & Home Improvement	313.5	306.9	874.1	852.2
Global Pet Supplies	208.3	152.2	538.8	440.7
Global Auto Care	64.4	—	64.4	—
Home and Garden	202.3	174.6	365.7	322.9
Total net sales	$1,247.5	$1,128.5	$3,382.3	$3,250.8

Segment Profit
Global Batteries & Appliances	$42.1	$49.1	$180.4	$190.6
Hardware & Home Improvement	53.7	50.7	129.9	125.5
Global Pet Supplies	28.0	22.9	52.3	56.5
Global Auto Care	12.8	—	12.8	—
Home and Garden	59.3	48.4	90.4	70.2
Total segment profit	195.9	171.1	465.8	442.8

Corporate	25.5	16.0	59.6	46.0
Acquisition and integration related charges	24.2	2.7	44.2	14.5
Restructuring and related charges	10.5	3.7	22.3	16.0
Interest expense	112.9	47.3	206.5	151.7
Other expense, net	1.7	2.8	5.6	4.4
Income from operations before income taxes	$21.1	$98.6	$127.6	$210.2

(a)	Reflects actual days sales outstanding at end of period.

(b)	Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by average inventory during the period.

Table 4

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Diluted Income Per Share to Adjusted Diluted Earnings Per Share

For the three and nine month periods ended June 28, 2015 and June 29, 2014

(Unaudited)

	THREE MONTHS				NINE MONTHS

	F2015		F2014		F2015		F2014
Diluted income per share, as reported	$0.79		$1.47		$2.26		$3.14
Adjustments, net of tax:
Acquisition and integration related charges	0.28	(a)	0.03	(b)	0.53	(c)	0.18	(d)
Restructuring and related charges	0.12	(e)	0.05	(f)	0.27	(e)	0.20	(f)
Debt refinancing costs	0.68	(g)	—		0.70	(g)	0.14	(h)
Income taxes	(0.55)	(i)	(0.26)	(j)	(0.74)	(i)	(0.56)	(j)
Purchase accounting inventory adjustment	0.05	(k)	—		0.10	(l)	—
Other	0.05	(m)	0.01	(n)	0.08	(m)	0.01	(n)
	0.63		(0.17)		0.94		(0.03)

Diluted income per share, as adjusted	$1.42		$1.30		$3.20		$3.11

(a) For the three months ended June 28, 2015, reflects $15.8 million, net of tax, of Acquisition and integration related charges, as follows: (i) $11.6 million related to the acquisition of Armored AutoGroup (ii) $0.7 million related to the acquisition of Proctor & Gamble's European pet food business consisting of the IAMS and Eukanuba brands ("European IAMS and Eukanuba"); (iii) $2.1 million related to the acquisition of Salix Animal Health LLC ("Salix"); and (iv) $1.4 million related the acquisition of the HHI Business.

(b) For the three months ended June 29, 2014, reflects $1.7 million, net of tax, of Acquisition and integration related charges, as follows: (i) $2.2 million related to the acquisition of the HHI Business; (ii) $0.4 million related to the acquisition of Liquid Fence; and (iii) ($0.9) million related to other acquisition activity.

(c) For the nine months ended June 28, 2015, reflects $28.7 million, net of tax, of Acquisition and integration related charges, as follows: (i) $11.6 million related to the acquisition of Armored AutoGroup (ii) $3.9 million related to the acquisition of European IAMS and Eukanuba; (iii) $5.4 million related to the acquisition of Salix; (iv) $5.4 million related the acquisition of the HHI Business; and (v) $2.4 million related to other acquisition activity.

(d) For the nine months ended June 29, 2014, reflects $9.4 million, net of tax, of Acquisition and integration related charges, as follows: (i) $7.3 million related the acquisition of the HHI Business; (ii) $1.6 million related to the acquisition of Liquid Fence; and (iii) $0.5 million related to other acquisition activity.

(e) For the three and nine months ended June 28, 2015, reflects $6.8 million and $14.5 million, net of tax, respectively, of Restructuring and related charges primarily related to the Global Expense Rationalization Initiatives announced in Fiscal 2013 and the HHI Business Rationalization Initiatives announced in Fiscal 2014.

(f) For the three and nine months ended June 29, 2014, reflects $2.4 million and $10.4 million, net of tax, respectively, of Restructuring and related charges primarily related to the Global Expense Rationalization Initiatives announced in Fiscal 2013.

(g) For the three and nine months ended June 28, 2015, reflects $38.2 million, net of tax, related to financing fees and the write-off of unamortized debt issuance costs in connection with the restructuring and refinancing of the Company's capital structure.

(h) For the nine months ended June 29, 2014, reflects $7.3 million, net of tax, related to financing fees and the write-off of unamortized debt issuance costs in connection with the replacement of the Company's Term Loan.

(i) For the three and nine months ended June 28, 2015, reflects adjustments to income tax expense of $(31.1) million and $(39.9) million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(j) For the three and nine months ended June 29, 2014, reflects adjustments to income tax expense of $(14.0) million and $(29.7) million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(k) For the three months ended June 28, 2015, reflects a $3.0 million, net of tax, non-cash increase to cost of goods sold related to inventory fair value adjustments in conjunction with the acquisition of Armored AutoGroup.

(l) For the nine months ended June 28, 2015, reflects a $5.0 million, net of tax, non-cash increase to cost of goods sold related to inventory fair value adjustments in conjunction with the acquisitions of Armored AutoGroup, European IAMS and Eukanuba, Salix and Tell.

(m) For the three and nine months ended June 28, 2015, reflects adjustments of $2.8 million and $4.5 million, net of tax, respectively, for severance and transitional costs related to two key executive positions.

(n) For the three and nine months ended June 29, 2014, reflects adjustments for the accelerated amortization of stock compensation related to a retention agreement entered into with a key executive.

Table 5

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the three month period ended June 28, 2015

(Unaudited)

($ in millions)

	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Global Auto Care	Home & Garden	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.
Net income (loss) attributable to controlling interest, as adjusted (a)	$40.7	$44.5	$20.2	$12.2	$59.9	$(132.6)	$44.9
Net income (loss) attributable to non-controlling interest	(0.1)	0.1	—	—	—	—	—
Net income (loss), as adjusted (a)	40.6	44.6	20.2	12.2	59.9	(132.6)	44.9
Income tax expense	—	—	—	—	—	(23.8)	(23.8)
Interest expense	—	—	—	—	—	112.9	112.9
Acquisition and integration related charges	0.9	1.8	3.8	0.5	(0.8)	18.0	24.2
Restructuring and related charges	1.0	6.3	3.1	—	0.1	—	10.5
Purchase accounting inventory fair value adjustment	—	—	—	4.7	—	—	4.7
Other (b)	—	—	—	—	—	2.1	2.1

Adjusted EBIT	42.5	52.7	27.1	17.4	59.2	(23.4)	175.5
Depreciation and amortization (c)	17.6	9.9	11.3	1.8	3.2	16.9	60.7
Adjusted EBITDA	$60.1	$62.6	$38.4	$19.2	$62.4	$(6.5)	$236.2

Note: Amounts calculated prior to rounding.

(a)

It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b)	Other relates costs associated with a transition agreement with a key executive.
(c)	Included within depreciation and amortization is amortization of stock based compensation.

Table 5

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the nine month period ended June 28, 2015

(Unaudited)

($ in millions)

	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Global Auto Care	Home & Garden	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.
Net income (loss) attributable to controlling interest, as adjusted (a)	$167.2	$114.8	$35.6	$12.2	$88.7	$(296.0)	$122.5
Net (income) loss attributable to non-controlling interest	(0.4)	0.7	—	—	—	—	0.3
Net income (loss), as adjusted (a)	166.8	115.5	35.6	12.2	88.7	(296.0)	122.8
Income tax expense	—	—	—	—	—	4.8	4.8
Interest expense	—	—	—	—	—	206.5	206.5
Acquisition and integration related charges	3.5	6.3	8.2	0.5	1.3	24.4	44.2
Restructuring and related charges	6.4	7.8	7.5	—	0.3	0.3	22.3
Purchase accounting inventory fair value adjustment	—	0.8	2.2	4.7	—	—	7.7
Other (b)	—	—	—	—	—	3.9	3.9

Adjusted EBIT	176.7	130.4	53.5	17.4	90.3	(56.1)	412.2
Depreciation and amortization (c)	52.5	29.8	28.9	1.8	9.7	36.3	159.0
Adjusted EBITDA	$229.2	$160.2	$82.4	$19.2	$100.0	$(19.8)	$571.2

Note: Amounts calculated prior to rounding.

(a)

It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b)	Other relates to onboarding costs for a key executive and costs associated with a transition agreement with another key executive.
(c)	Included within depreciation and amortization is amortization of stock based compensation.

Table 5

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the three month period ended June 29, 2014

(Unaudited)

($ in millions)

	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Global Auto Care	Home & Garden	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.
Net income (loss) attributable to controlling interest, as adjusted (a)	$44.5	48.2	$22.3	$—	$47.8	$(84.8)	$78.0
Net income (loss) attributable to non-controlling interest	(0.1)	0.1	—	—	—	—	—
Net income (loss), as adjusted (a)	44.4	48.3	22.3		47.8	(84.8)	78.0
Income tax expense	—	—	—	—	—	20.6	20.6
Interest expense	—	—	—	—	—	47.3	47.3
Acquisition and integration related charges	1.3	0.4	—	—	0.6	0.4	2.7
Restructuring and related charges	2.6	0.6	0.5	—	—	—	3.7

Adjusted EBIT	48.3	49.3	22.8	—	48.4	(16.5)	152.3
Depreciation and amortization (b)	18.7	10.5	7.9	—	3.2	9.7	50.0
Adjusted EBITDA	$67.0	$59.8	$30.7	$—	$51.6	$(6.8)	$202.3

Note: Amounts calculated prior to rounding.

(a)

It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b)	Included within depreciation and amortization is amortization of stock based compensation.

Table 5

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the nine month period ended June 29, 2014

(Unaudited)

($ in millions)

	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Global Auto Care	Home & Garden	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.
Net income (loss) attributable to controlling interest, as adjusted (a)	$173.6	$115.3	$54.2	$—	$69.3	$(246.2)	$166.2
Net loss attributable to non-controlling interest	(0.4)	0.6	—	—	—	—	0.2
Net income (loss), as adjusted (a)	173.2	115.9	54.2	—	69.3	(246.2)	166.4
Income tax expense	—	—	—	—	—	43.8	43.8
Interest expense	—	—	—	—	—	151.7	151.7
Acquisition and integration related charges	5.9	4.0	—	—	0.9	3.7	14.5
Restructuring and related charges	9.8	3.7	1.8	—	—	0.7	16.0

Adjusted EBIT	188.9	123.6	56.0	—	70.2	(46.3)	392.4
Depreciation and amortization (b)	53.4	31.2	23.6	—	9.4	27.5	145.1
Adjusted EBITDA	$242.3	$154.8	$79.6	$—	$79.6	$(18.8)	$537.5

Note: Amounts calculated prior to rounding.

(a)

It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b)	Included within depreciation and amortization is amortization of stock based compensation.

Table 6

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow

For the year ending September 30, 2015

(Unaudited)

($ in millions)

Forecasted range:

Net Cash provided from Operating Activities, as adjusted (a)	$515 - 525
Purchases of property, plant and equipment	(75) - (85)
Free Cash Flow, as adjusted (a)	$440

(a)	Adjusted by approximately $100 for one-time acquisition and financing costs.